EXHIBIT 11

                       PREMIUMWEAR, INC. and SUBSIDIARIES

                    Computation of Per Share Earnings (Loss)


                                                                   Year ended
                                                         ------------------------------
                                                         January 4,          January 6,
                                                            1997                1996
                                                         ----------          ----------
Primary Earnings (Loss) Per Share:

  Weighted average number of common
      shares outstanding ......................           2,068,000           2,066,000
  Common share equivalents from assumed
      exercise of options .....................              62,000                 ---
                                                        -----------         -----------
         Total shares .........................           2,130,000           2,066,000

         Net income (loss) ....................         $ 7,181,000         $(2,335,000)

         Net income (loss) per common share and
            common share equivalents ..........         $      3.37         $     (1.13)
                                                        -----------         -----------

Fully Dilutive Earnings (Loss) Per Share:

  Weighted average number of common
      shares outstanding ......................           2,068,000           2,066,000
  Common share equivalents from assumed
      exercise of options .....................              76,000                 ---
                                                        -----------         -----------

         Total shares .........................           2,144,000           2,066,000

         Net income (loss) ....................         $ 7,181,000         $(2,335,000)

         Net income (loss) per common share and
            common share equivalents ..........         $      3.35         $     (1.13)
                                                        -----------         -----------

Net income (loss) per common share and common share equivalents is computed using the weighted average number of shares and common share equivalents outstanding during each period. Common share equivalents represent the dilutive effects of outstanding stock options using the treasury stock method. The calculation of primary earnings (loss) per share uses the average market price for the period. The calculation of fully dilutive earnings (loss) per share uses the higher of the ending market price for the period or the average market price.

The impact of common share equivalents has been excluded from the computation of the 1995 net loss per common share as such impact would be antidilutive.